Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES
SECOND QUARTER AND SIX MONTHS 2009 FINANCIAL RESULTS

Declares Quarterly Dividend of $0.50 Per Share
Sets Future Quarterly Dividend Target at $0.125 Per Share
Maintains Liquidity For Growth
Achieves Net Income of $7.3 Million

New York, New York, July 29, 2009 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three and six months ended June 30, 2009.

Financial Review: Second Quarter 2009

Excluding other expense, the Company recorded net income of $7.7 million or $0.14 basic and $0.14 diluted earnings per share for the three months ended June 30, 2009 compared to $20.0 million or $0.52 basic and $0.50 diluted earnings per share for the three months ended June 30, 2008. The decrease in net income excluding other expense was principally the result of lower Time Charter Equivalent rates or TCE realized in the current quarter versus the prior year period as well as lower utilization primarily due to drydocking. Other expense, which includes realized and unrealized gains and losses on freight, bunker and currency derivatives, was $0.4 million for the quarter ended June 30, 2009 compared to $15.0 million in the prior year period. Net income was $7.3 million or $0.13 basic and $0.13 diluted earnings per share for the three months ended June 30, 2009 compared to net income of $5.0 million, or $0.13 basic and $0.12 diluted earnings per share, for the three months ended June 30, 2008. The increase in net income was principally the result of the reduction in other expense to $0.4 million for the quarter ended June 30, 2009 from $15.0 million for the prior year period.

John Tavlarios, President of General Maritime Corporation, commented, “General Maritime’s past success expanding and extending its contracted revenue streams continued to provide benefits to shareholders during the second quarter.  Specifically, the sizeable time charter coverage that General Maritime maintained during the quarter enabled the Company to achieve a level of stability in its results as tanker rates began to weaken.   Going forward, we believe that the Company’s future time charter coverage combined with its flexible deployment strategy provides shareholders with revenue and earnings visibility without sacrificing the ability to benefit from an improving rate environment in the future.”

Exhibit 99.1

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), increased 2.2% to $70.8 million for the three months ended June 30, 2009 compared to $69.3 million for the three months ended June 30, 2008.  EBITDA for the three months ended June 30, 2009 was $37.0 million compared to $25.4 million for the three months ended June 30, 2008 (please see below for a reconciliation of EBITDA to net income). The increase was substantially due to an increase in the average size of General Maritimes fleet to 31 vessels for the quarter ended June 30, 2009 from 21 in the prior year period, offset by lower TCE rates and utilization. Net cash provided by operating activities was $31.1 million for the three months ended June 30, 2009 compared to $38.3 million for the prior year period. As of June 30, 2009 the Company’s net debt (calculated as total long term debt less cash) was $891.9 million.

The average daily TCE rates obtained by the Company’s fleet decreased by 26.0% to $27,649 per day for the three months ended June 30, 2009 compared with $37,384 for the prior year period. The Company’s average daily rates for vessels on spot charters decreased by 80.4% to $8,157 for the three months ended June 30, 2008 compared to $41,633 for the prior year period.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, increased by 16.9% to $33.2 million for the three months ended June 30, 2009 from $28.4 million for the three months ended June 30, 2008.  During the same periods, the average size of General Maritime’s fleet increased by 47.6% to 31.0 vessels from 21.0 vessels. Daily direct vessel operating expenses increased 1.4% to $8,358 for the quarter ended June 30, 2009 compared to $8,240 for the prior year period. These increases reflect higher crewing costs, and maintenance and repair costs during the quarter ended June 30, 2009 compared to the prior year period, offset by the low fixed rate vessel management contracts of the Arlington vessels we acquired. General and administrative costs decreased by 23.0% to $9.7 million for the quarter ended June 30, 2009 compared to $12.6 million for the prior year period. This decrease was primarily attributable to a reduction in personnel costs associated with our New York office as well as a reduction in costs from ceasing to operate a corporate aircraft.

Exhibit 99.1

Financial Review: First Half 2009

Net income was $26.2 million or $0.48 basic and $0.47 diluted earnings per share, for the six months ended June 30, 2009 compared to $17.9 million, or $0.46 basic and $0.45 diluted earnings per share, for the six months ended June 30, 2008. Net voyage revenues increased 18.0% to $153.7 million for the six months ended June 30, 2009 compared to $130.2 million for the six months ended June 30, 2008.  EBITDA was $85.7 million for the six months ended June 30, 2009 compared to $58.4 million for the six months ended June 30, 2008.  Net cash provided by operating activities was $56.9 million for the six months ended June 30, 2009 compared to $52.5 million for the prior year period.  TCE rates obtained by the Company’s fleet decreased 19.2% to $29,227 per day for the six months ended June 30, 2009 from $36,187 for the prior year period. Total vessel operating expenses increased 23.2% to $68.0 million for the six months ended June 30, 2009 from $55.2 million for the prior year period, and daily direct vessel operating expenses rose 1.9% to $8,299 for the six month period ending June 30, 2009 from $8,145 from the prior year period. During the six months ended June 30, 2009 the average size of General Maritime’s fleet grew 49.0% to 31 vessels from 21.0 in the prior year period.

Exhibit 99.1

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the three and six months ended June 30, 2009 and 2008.  Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three and six months ended June 30, 2009 and 2008.

	Three Months Ended		Six Months Ended
	June - 09	June - 08	June - 09	June - 08
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$80,226	$80,931	$172,575	$154,523
Voyage expenses	(9,446)	(11,660)	(18,870)	(24,285)
Net voyage revenues	70,780	69,271	153,705	130,238
Direct vessel expenses	23,579	15,746	46,563	30,822
Other expenses	-	-	-	-
General and administrative expenses	9,668	12,608	21,409	24,355
Depreciation and amortization	21,935	13,866	43,785	27,080
Loss on sale of vessels and equipment	144	482	144	1,095
Operating income	15,454	26,569	41,804	46,886
Net interest expense	7,788	6,573	15,698	13,456
Other (income) expense	387	15,036	(69)	15,560
Net (Loss) Income	$7,279	$4,960	$26,175	$17,870

Basic (loss) earnings per share	$0.13	$0.13	$0.48	$0.46

				1.09
Diluted (loss) earnings per share	$0.13	$0.12	$0.47	$0.45

Weighted average shares outstanding, thousands	54,536	38,775	54,523	38,803
Diluted average shares outstanding, thousands	55,592	39,966	55,541	39,897
				39,897

			June - 09	December-08
BALANCE SHEET DATA, at end of period			(unaudited)	(Audited)
(Dollars in thousands)
Cash			$48,638	$104,146
Current assets, including cash			80,363	141,703
Total assets			1,486,183	1,577,225
Current liabilities, including current portion of long-term debt			82,968	88,392
Current portion of long-term debt			-	-
Total long-term debt, including current portion			940,500	990,500
Shareholders' equity			435,260	455,799

	Three Months Ended		Six Months Ended
	June - 09	June - 08	June - 09	June - 08
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	$37,002	$25,399	$85,658	$58,406
Net cash provided by operating activities	31,098	38,295	56,842	52,478
Net cash provided (used) by investing activities	(2,356)	(17,423)	(4,481)	(52,779)
Net cash provided (used) by financing activities	(28,884)	(39,621)	(107,816)	(2,105)
Capital expenditures
Vessel sales (purchases) net, including construction in progress	-	(13,896)	-	(47,400)
Drydocking or capitalized survey or improvement costs	(11,730)	(596)	(14,282)	-
Weighted average long-term debt	940,500	617,066	948,787	601,857

FLEET DATA
Total number of vessels at end of period	31	21	31	21
Average number of vessels (2)	31.0	21.0	31.0	20.8
Total voyage days for fleet (3)	2,560	1,853	5,259	3,599
Total time charter days for fleet	2,163	1,397	4,310	2,659
Total spot market days for fleet	397	456	949	940
Total calendar days for fleet (4)	2,821	1,911	5,611	3,784
Fleet utilization (5)	90.7%	97.0%	93.7%	95.1%

AVERAGE DAILY RESULTS
Time charter equivalent (6)	$27,649	$37,384	$29,227	$36,187
Direct vessel operating expenses per vessel (7)	8,359	8,240	8,299	8,145
EBITDA (8)	13,117	13,291	15,266	15,435

	Three Months Ended		Six Months Ended
	June - 09	June - 08	June - 09	June - 08
EBITDA Reconciliation
Net Income	$7,279	$4,960	$26,175	$17,870
+ Net interest expense	7,788	6,573	15,698	13,456
+ Depreciation & Amortization	21,935	13,866	43,785	27,080
EBITDA	$37,002	$25,399	$85,658	$58,406

(1)  EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance.  EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing.  EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate  surveys.
(4) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.
(5) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.
(6) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis.  Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.
(7) Daily direct vessel operating expenses, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.
(8) Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

As of July 29, 2009, General Maritime Corporation’s fleet was comprised of 31 wholly owned tankers, consisting of 2 VLCC, 11 Suezmax, 12 Aframax 2 Panamax and 4 Products tankers, with a total carrying capacity of approximately 4.0 million deadweight tons, or dwt.  The average age of the Company’s fleet as of June 30, 2009 by dwt was 9.1 years compared to 8.9 years as of June 30, 2008.

Currently, 8 of General Maritime Corporation’s Aframax tankers and 2 of its Suezmax tankers are operating on the spot market. 68% of the Company’s fleet, consisting of 2 VLCC, 9 Suezmax, 4 Aframax, 2 Panamax, and 4 Products tankers are currently under time charter contracts, compared to 68% of the fleet under time charter contracts as of June 30, 2008.  The table below outlines which vessels are on time charter at what rate and when the contracts are set to expire.

Exhibit 99.1

Vessel	Vessel Type	Expiration Date		Daily Rate (1)

Genmar Agamemnon	Aframax	December 1, 2009		$25,000	(2)
Genmar Defiance	Aframax	December 25, 2009		$29,500
Genmar Princess	Aframax	October 24, 2009		$27,750
Genmar Strength	Aframax	August 20, 2009		$39,000
Stena Concept	Handymax	July 4, 2011	(3)	$17,942	(5)
Stena Concord	Handymax	November 10, 2009		$16,642
Stena Consul	Handymax	November 10, 2010	(3)	$16,642	(4)
Stena Contest	Handymax	July 4, 2011	(3)	$17,942	(5)
Stena Companion	Panamax	November 10, 2009		$18,639
Stena Compatriot	Panamax	November 10, 2010	(3)	$18,639	(6)
Genmar Argus	Suezmax	January 6, 2010		$38,500
Genmar George T.	Suezmax	August 28, 2010		$39,000
Genmar Harriet G.	Suezmax	June 1, 2010		$38,000
Genmar Horn	Suezmax	January 23, 2010		$38,500
Genmar Kara G.	Suezmax	June 1, 2010		$38,000
Genmar Orion	Suezmax	June 1, 2010		$38,000
Genmar Phoenix	Suezmax	January 1, 2010		$38,500
Genmar Spyridon	Suezmax	December 13, 2009		$38,500
Genmar St. Nikolas	Suezmax	February 7, 2011		$39,000
Stena Vision	VLCC	November 10, 2009		$37,316
Stena Victory	VLCC	November 10, 2009		$37,316

(1) Before brokers' commissions.
(2) Genmar Agamemnon replaced Genmar Minotaur
(3) Charter end date excludes periods that are at the option of the charterer
(4) Rate increases to $16,964 per day commencing November 11, 2009
(5) Rate adjusts as follows: $18,264 per day from January 5, 2010 through January 4, 2011, $18,603 per day from January 5, 2011 through July 4, 2011
(6) Rate increases to $18,989 per day commencing November 11, 2009

The Company’s primary area of operation is the Atlantic basin.  The Company also currently has vessels employed in the Black Sea and Far East to take advantage of market opportunities and to position vessels in anticipation of drydockings.

Q2 2009 Dividend Announcement;
New Dividend Policy

The Company’s Board of Directors declared a Q2 2009 quarterly dividend of $0.50 per share payable on or about September 4, 2009 to shareholders of record as of August 21, 2009. Including the Q2 2009 dividend, General Maritime has declared cumulative quarterly and special dividends of $21.49 per share.

The Company also announced that its Board of Directors has adopted a new dividend policy commencing with the third quarter of 2009.  Under the Company’s new dividend policy, the Company intends to declare quarterly dividends with a target amount of $0.125 per share.   The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.

Exhibit 99.1

Jeff Pribor, Chief Financial Officer of General Maritime Corporation, commented, "With a new $0.50 per share annual fixed dividend target, the Board has focused on creating a visible and consistent payout supported by the Company's current contracted revenue stream.  The adoption of our new dividend target is the result of our Board's voluntary reassessment of our dividend policy based on current market conditions. We believe it will enable General Maritime to continue its tradition of distributing cash to shareholders during a challenging market environment.  By implementing a more conservative payout ratio, we believe we have also strengthened our financial flexibility to enter into future value creating transactions and take advantage of strategic growth opportunities. In accomplishing this critical long-term objective, we intend to concentrate on transactions that have the potential to further expand the earnings power of our modern high-quality fleet, strengthen our industry leadership and create enduring value for the Company and its shareholders."

About General Maritime Corporation

General Maritime Corporation is a leading crude and products tanker company serving principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 31 tankers - two V-MAX, twelve Aframax, eleven Suezmax tankers, two Panamax and four Product tankers - with a total carrying capacity of approximately 4.0 million dwt.

All per share amounts presented throughout this press release, unless otherwise noted, have been adjusted to reflect the exchange of 1.34 shares of the Company’s common stock for each share of common stock held by shareholders of General Maritime Subsidiary Corporation (formerly known as General Maritime Corporation) in connection with the Arlington Tankers combination.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Thursday, July 30, 2009 at 10:00 a.m. Eastern Daylight Savings Time to discuss its 2009 second quarter financial results.  To access the conference call, dial (719) 325-4837 and enter the passcode 8944754.  A replay of the conference call can also be accessed until August 13, 2009 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 8944754. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Exhibit 99.1

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: loss or reduction in business from the Company’s significant customers; the failure of the Company’s significant customers to perform their obligations owed to us; changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; adverse changes in foreign currency exchange rates affecting the Company’s expenses and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2008 and its subsequent reports on Form 10-Q and Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary from the amounts currently estimated.

Exhibit 99.1

	THREE MONTHS ENDED

	V-Max VLCC			Suezmax Fleet			Aframax Fleet
	% Change From Prior Period	June-09	June-08	% Change From Prior Period	June-09	June-08	% Change From Prior Period	June-09	June-08
		Amount % of Total for Period	Amount % of Total for Period		Amount % of Total for Period	Amount % of Total for Period		Amount % of Total for Period	Amount % of Total for Period

Net Voyage Revenues $ 1,000's		8,333	-	-10.6%	33,185	37,117	-41.1%	18,927	32,155
		12%	0%		47%	54%		27%	46%

Average Daily TCE		46,039	-	-4.1%	35,876	37,416	-44.5%	20,731	37,347

Time Charter Revenues $ 1,000's		8,333	-	-1.8%	33,185	33,789	-4.9%	15,689	16,499
		12%	0%		49%	67%		23%	33%

Spot Charter Revenues $ 1,000's		-	-		-	3,328	-79.3%	3,238	15,656
		0%	0%		0%	18%		100%	82%

Calendar Days		182	-	0.0%	1,001	1,001	20.0%	1,092	910
		6%	0%		35%	52%		39%	48%

Vessel Operating Days		181	-	-6.8%	925	992	6.0%	913	861
		7%	0%		36%	54%		36%	46%

Capacity Utilization		99.5%	0.0%	-6.8%	92.4%	99.1%	17.0%	83.6%	94.6%

# Days Vessels on Time Charter		181	-	2.1%	925	906	5.1%	516	491
		8%	0%		43%	65%		24%	35%

# Days Vessels on Spot Charter		-	-		-	86	7.3%	397	370
		0%	0%		0%	19%		100%	81%

Average Daily Time Charter Rate		46,039		-3.8%	35,876	37,296	-9.5%	30,405	33,602

Average Daily Spot Charter Rate		-	-		-	38,698	-80.7%	8,157	42,313

Daily Direct Vessel Expenses (per Vessel)		8,956	-	-2.3%	8,415	8,613	17.8%	9,221	7,830

Average Age of Fleet at End of Period (Years)		8.1	-		7.7	6.7		12.8	12.8

# Vessels at End of Period		2.0	-	0.0%	11.0	11.0	20.0%	12.0	10.0
		6%	0%		35%	52%		39%	48%

Average Number of Vessels		2.0	-	0.0%	11.0	11.0	20.0%	12.0	10.0
		6%	0%		35%	52%		39%	48%

DWT at End of Period 1,000's		628	-	0.2%	1,691	1,688	21.4%	1,208	995
		16%	0%		44%	63%		31%	37%

	THREE MONTHS ENDED

	Panamax			Handymax			Total Fleet
	% Change From Prior Period	June-09	June-08	% Change From Prior Period	June-09	June-08	% Change From Prior Period	June-09	June-08
		Amount % of Total for Period	Amount % of Total for Period		Amount % of Total for Period	Amount % of Total for Period		Amount	Amount

Net Voyage Revenues $ 1,000's		4,317	-		6,017	-	2.2%	70,780	69,271
		6%	0%		9%	0%

Average Daily TCE		24,390	-		16,531	-	-26.0%	27,649	37,384

Time Charter Revenues $ 1,000's		4,317	-		6,018	-	34.3%	67,542	50,288
		6%	0%		9%	0%

Spot Charter Revenues $ 1,000's		-	-		-	-	-82.9%	3,238	18,984
		0%	0%		0%	0%

Calendar Days		182	-		364	-	47.6%	2,821	1,911
		6%	0%		13%	0%

Vessel Operating Days		177	-		364	-	38.2%	2,560	1,853
		7%	0%		14%	0%

Capacity Utilization		97.3%	0.0%		100.0%	0.0%	-6.4%	90.7%	97.0%

# Days Vessels on Time Charter		177	-		364	-	54.8%	2,163	1,397
		8%	0%		17%	0%

# Days Vessels on Spot Charter		-	-		-	-	-12.9%	397	456
		0%	0%		0%	0%

Average Daily Time Charter Rate		24,390	-		16,534	-	-13.3%	31,226	35,997

Average Daily Spot Charter Rate		-	-		-	-	-80.4%	8,157	41,633

Daily Direct Vessel Expenses (per Vessel)		6,422	-		6,288	-	1.4%	8,359	8,240

Average Age of Fleet at End of Period (Years)		5.3	-		4.8			9.1	8.9

# Vessels at End of Period		2.0	-		4.0	-	47.6%	31.0	21.0
		6%	0%		13%	0%

Average Number of Vessels		2.0	-		4.0		17.5%	31.0	21.0
		6%	0%		13%	0%

DWT at End of Period 1,000's		145	-		190	-	43.9%	3,862	2,683
		4%	0%		5%	0%

	SIX MONTHS ENDED

	V-Max VLCC			Suezmax Fleet			Aframax Fleet
	% Change From Prior Period	June-09	June-08	% Change From Prior Period	June-09	June-08	% Change From Prior Period	June-09	June-08
		Amount % of Total for Period	Amount % of Total for Period		Amount % of Total for Period	Amount % of Total for Period		Amount % of Total for Period	Amount % of Total for Period

Net Voyage Revenues $ 1,000's		17,042	-	-5.6%	68,314	72,360	-17.0%	48,042	57,878
		11%	0%		44%	56%		31%	44%

Average Daily TCE		47,208	-	-3.3%	35,842	37,070	-28.6%	25,074	35,141

Time Charter Revenues $ 1,000's		17,042	-	1.6%	67,190	66,161	12.1%	31,488	28,077
		13%	0%		49%	70%		23%	30%

Spot Charter Revenues $ 1,000's		-	-	-81.9%	1,124	6,199	-44.5%	16,554	29,801
		0%	0%		6%	17%		94%	83%

Calendar Days		362	-	1.4%	1,991	1,964	19.3%	2,172	1,820
		6%	0%		35%	52%		39%	48%

Vessel Operating Days		361	-	-2.4%	1,906	1,952	16.3%	1,916	1,647
		7%	0%		36%	54%		36%	46%

Capacity Utilization		99.7%	0.0%	1.4%	95.7%	99.4%	-2.5%	88.2%	90.5%

# Days Vessels on Time Charter		361	-	3.5%	1,838	1,775	17.1%	1,035	884
		8%	0%		43%	67%		24%	33%

# Days Vessels on Spot Charter		-	-	-61.6%	68	177	15.5%	881	763
		0%	0%		7%	19%		93%	81%

Average Daily Time Charter Rate		47,208	-	-1.9%	36,556	37,274	-4.2%	30,423	31,761

Average Daily Spot Charter Rate		-	-	-52.8%	16,533	35,023	-51.9%	18,790	39,057

Daily Direct Vessel Expenses (per Vessel)		8,996	-	2.5%	8,389	8,182	11.4%	9,032	8,106

Average Age of Fleet at End of Period (Years)		8.1	-		7.7	6.7		12.8	12.8

# Vessels at End of Period		2.0	-	0.0%	11.0	11.0	20.0%	12.0	10.0
		6%	0%		35%	52%		39%	48%

Average Number of Vessels		2.0	-	1.9%	11.0	10.8	20.0%	12.0	10.0
		6%	0%		35%	52%		39%	48%

DWT at End of Period 1,000's		628	-	0.2%	1,691	1,688	21.4%	1,208	995
		16%	0%		44%	63%		31%	37%

	SIX MONTHS ENDED

	Panamax			Handymax			Total Fleet

		June-09	June-08		June-09	June-08		June-09	June-08
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues		8,322	-		11,985	-	18.0%	153,705	130,238
$ 1,000's		5%	0%		8%	0%

Average Daily TCE		23,641	-		16,554	-	-19.2%	29,227	36,187

Time Charter Revenues		8,322	-		11,985	-	44.3%	136,027	94,238
$ 1,000's		6%	0%		9%	0%

Spot Charter Revenues		-	-		-	-	-50.9%	17,678	36,000
$ 1,000's		0%	0%		0%	0%

Calendar Days		362	-		724	-	48.3%	5,611	3,784
		6%	0%		13%	0%

Vessel Operating Days		352	-		724	-	46.1%	5,259	3,599
		7%	0%		14%	0%

Capacity Utilization		97.2%	0.0%		100.0%	0.0%	-1.5%	93.7%	95.1%

# Days Vessels on Time Charter		352	-		724	-	62.1%	4,310	2,659
		8%	0%		17%	0%

# Days Vessels on Spot Charter		-	-		-	-	1.0%	949	940
		0%	0%		0%	0%

Average Daily Time Charter Rate		23,641	-		16,554	-	-10.9%	31,561	35,441

Average Daily Spot Charter Rate		-	-		-	-	23.1%	18,628	38,298

Daily Direct Vessel Expenses		6,548	-		6,378	-	1.9%	8,299	8,145
(per Vessel)

Average Age of Fleet at End of Period (Years)		5.3	-		4.8	-		9.1	8.9

# Vessels at End of Period		2.0	-		4.0	-	47.6%	31	21.0
		6%	0%		13%	0%

Average Number of Vessels		2.0			4.0	-	49.0%	31.0	20.8
		6%	0%		13%	0%

DWT at End of Period		145			190		43.9%	3,862	2,683
1,000's		4%	0%		5%	0%